Exhibit 99.1

News Release
MEDIA CONTACT:	INVESTOR CONTACT:
Yunsun Wee	Helyn Corcos
Symantec Corp.	Symantec Corp.
424-750-7582	408-517-8324
ywee@symantec.com	hcorcos@symantec.com
Symantec Reports Strong Third Quarter Results
Continual operational improvements drove revenue and earnings performance
CUPERTINO, Calif. – Jan. 23, 2008 – Symantec Corp. (Nasdaq: SYMC) today reported the results of its third quarter of fiscal year 2008, ended Dec. 28, 2007. GAAP revenue for the quarter was $1.52 billion and non-GAAP revenue was $1.53 billion. Non-GAAP revenue grew 15 percent versus the December 2006 period of $1.33 billion.
GAAP deferred revenue as of Dec. 28, 2007 was $2.88 billion, up 12 percent compared to $2.56 billion on Dec. 29, 2006. Non-GAAP deferred revenue as of Dec. 28, 2007 reached $2.9 billion, up 12 percent compared to $2.58 billion on Dec. 29, 2006.
Cash flow from operating activities for the December 2007 quarter was $462 million, compared to $454 million for the December 2006 quarter.
GAAP Results: GAAP net income for the December 2007 quarter was $132 million, up 13 percent compared to $117 million in the December 2006 quarter. Diluted earnings per share of $0.15 was up 25 percent compared to $0.12 for the same quarter last year.
Non-GAAP Results: Non-GAAP net income for the December 2007 quarter was $292 million, up 16 percent compared to $251 million for the same quarter last year. Non-GAAP diluted earnings per share were $0.33, up 27 percent compared to $0.26 for the same quarter last year. For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the condensed consolidated financial statements below.
“The team’s continued focus on operational improvements and product quality produced great results in the December quarter,” said John W. Thompson, chairman and chief executive officer, Symantec. “I’m very pleased with the strength of our business and our outlook for the March quarter.”
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Symantec Reports Strong Third Quarter Results

Financial Highlights
For the quarter, Symantec’s Consumer segment represented 29 percent of total non-GAAP revenue and grew 8 percent year-over-year. The Security and Data Management segment represented 29 percent of total revenue and grew 9 percent year-over-year. The Data Center Management segment represented 29 percent of total revenue and grew 11 percent year-over-year. Services represented 6 percent of total revenue and grew 40 percent year-over-year. The Altiris segment, including revenues from the acquisition of Altiris and Symantec’s Ghost, pcAnywhere and LiveState Delivery solutions, represented 7 percent of total revenue. The standalone Altiris solutions contributed a record $65 million in non-GAAP revenue.
International revenues represented 53 percent of total non-GAAP revenue in the December 2007 quarter and grew 21 percent year-over-year. The Europe, Middle East and Africa region represented 35 percent of total revenue for the quarter and grew 26 percent year-over-year. The Asia Pacific/Japan revenue for the quarter represented 14 percent of total revenue and grew 19 percent year-over-year. The Americas, including the United States, Latin America and Canada, represented 51 percent of total revenue and increased 8 percent year-over-year.
March 2008 Quarter Guidance
For the March 2008 quarter, GAAP revenue is estimated between $1.50 billion and $1.54 billion. Non-GAAP revenue for the March 2008 quarter is estimated between $1.51 billion and $1.55 billion.
GAAP diluted earnings per share are estimated between $0.16 and $0.18. Non-GAAP diluted earnings per share are estimated between $0.33 and $0.35.
GAAP deferred revenue is expected to be in the range of $2.94 billion and $3.04 billion. Non-GAAP deferred revenue is expected to be in the range of $2.95 billion and $3.05 billion.
Fiscal Year 2008 Guidance
Symantec is raising its guidance for fiscal year 2008 as follows:
For the fiscal year ending March 28, 2008, GAAP revenue is estimated in the range of $5.835 billion to $5.875 billion. Non-GAAP revenue is estimated in the range of $5.90 billion to $5.94 billion.
GAAP diluted earnings per share is estimated between $0.46 and $0.48. Non-GAAP diluted earnings per share is estimated between $1.24 and $1.26.
For the fiscal year 2008, cash flow from operating activities is expected to be greater than the $1.67 billion reported for fiscal year 2007.
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Symantec Reports Strong Third Quarter Results

Quarterly Highlights
•	Symantec signed a record 554 contracts worldwide versus 409 contracts in the same period a year ago worth more than $300,000 each. Improved sales execution led to the 35 percent increase in signed large contracts from the same period a year ago. Of the 554 contracts, 127 contracts were worth more than $1 million each versus 115 contracts in the same period a year ago. In the December 2007 quarter, almost 80 percent of our large deals were multiple product deals.

•	Symantec signed new or extended agreements with customers including The Coca-Cola System, one of the world’s largest manufacturers, distributors and marketers of nonalcoholic beverage concentrates and syrups; eBay Inc., the world’s online marketplace; Citizens Business Bank, an award-winning California commercial bank with 44 branches and more than $6 billion in assets; Czech Ministry of Finance; E.ON UK, part of one of the major public utility companies in Europe; CANTV, a publicly-owned telecommunications service provider in Venezuela; MTR Corp., serving 3.4 million railway passengers each weekday in Hong Kong; Informing Healthcare for Wales, the Welsh Assembly Government program set up to improve health services in Wales by introducing new ways of accessing, using and storing information; TIVIT Tecnologia da Informacão S.A., a Brazilian company offering integrated information technology and business process outsourcing solutions; Rabobank Group, a full-range financial services provider founded on cooperative principles and a global leader in food and agricultural financing and in sustainability-oriented banking; Suncorp Metway Ltd, a top 20 listed company in Australia with more than 8 million customers and 17,000 employees; Standard Chartered Bank, the leading international bank in Asia, Middle East and Africa, with wholesale and retail banking customers spread across the globe; and Serviço de Estrangeiros e Fronteiras, the Portuguese aliens and border security service.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the fiscal third quarter, ended Dec. 28, 2007, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest/index.html. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information and interactions by delivering software and services that address risks to security, availability, compliance and performance. Headquartered in Cupertino, Calif., Symantec has operations in more 40 countries. More information is available at www.symantec.com.
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Symantec Reports Strong Third Quarter Results

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to projections of future revenue, earnings per share, deferred revenue and cash flow from operations, as well as projections of amortization of acquisition-related intangibles and stock-based compensation. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors section of our Form 10-K for the year ended March 30, 2007.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R) and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2007	2007
	(In thousands)
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,484,489	$2,559,034
Short-term investments	500,107	428,619
Trade accounts receivable, net	901,615	666,968
Inventories	34,591	42,183
Deferred income taxes	171,198	165,323
Other current assets(1)(2)	282,598	208,920

Total current assets	3,374,598	4,071,047
Property and equipment, net	1,039,510	1,092,240
Acquired product rights, net	733,278	909,878
Other intangible assets, net	1,299,083	1,245,638
Goodwill	11,208,960	10,340,348
Other long-term assets	53,661	63,987
Long-term deferred income taxes	58,455	27,732

Total assets	$17,767,545	$17,750,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$162,871	$149,131
Accrued compensation and benefits	410,171	307,824
Current deferred revenue	2,497,697	2,387,733
Income taxes payable	78,997	238,486
Short-term borrowing	200,000	—
Other current liabilities (1)	231,686	234,915

Total current liabilities	3,581,422	3,318,089
Convertible senior notes	2,100,000	2,100,000
Long-term deferred revenue	379,476	366,050
Long-term deferred tax liabilities	219,778	343,848
Long-term income taxes payable	459,126	—
Other long-term obligations	98,662	21,370

Total liabilities	6,838,464	6,149,357
Stockholders’ equity:
Common stock	8,452	8,994
Capital in excess of par value	9,207,367	10,061,144
Accumulated other comprehensive income	199,488	182,933
Retained earnings	1,513,774	1,348,442

Total stockholders’ equity	10,929,081	11,601,513

Total liabilities and stockholders’ equity	$17,767,545	$17,750,870

(1)	During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Data Center Management segment did not meet the long term strategic objectives of the segment, and we recorded a write-down of $87 million to value these assets and liabilities at the respective estimated fair value. We adjusted this amount to $93 million in the December 2007 quarter. The fair value of these assets, totaling $7 million, is included in Other current assets and liabilities of $3 million are included in Other current liabilities. On January 10, 2008 we signed an agreement to sell these assets.

(2)	During the December 2007 quarter, following a review of our real estate holdings, we classified certain long-term assets as held for sale. We reclassed the assets, totaling $109 million, to Other current assets, and expect to complete the sale of these assets by the end of the first quarter of fiscal 2009.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006(1)	2007	2006(1)
	(Unaudited)
	(In thousands, except net income per share data)

Net revenues:
Content, subscriptions, and maintenance	$1,167,443	$993,889	$3,371,126	$2,866,460
Licenses	347,808	321,984	963,552	975,689

Total net revenues	1,515,251	1,315,873	4,334,678	3,842,149
Cost of revenues:
Content, subscriptions, and maintenance	204,355	213,977	619,593	612,637
Licenses	10,304	12,015	31,434	39,466
Amortization of acquired product rights	84,502	84,511	262,924	257,460

Total cost of revenues	299,161	310,503	913,951	909,563

Gross profit	1,216,090	1,005,370	3,420,727	2,932,586
Operating expenses:
Sales and marketing	627,980	500,067	1,791,672	1,432,105
Research and development(2)	225,293	216,969	671,928	648,414
General and administrative	82,600	78,820	254,850	237,517
Amortization of other purchased intangible assets	54,996	50,476	168,847	151,570
Restructuring	23,305	—	51,883	19,478
Write-down of assets(3)	6,142	—	92,688	—

Total operating expenses	1,020,316	846,332	3,031,868	2,489,084

Operating income	195,774	159,038	388,859	443,502
Interest income	19,997	28,741	59,997	91,540
Interest expense	(7,477)	(6,257)	(20,385)	(20,987)
Other income (expense), net	(2,348)	(3,897)	883	11,502

Income before income taxes	205,946	177,625	429,354	525,557
Provision for income taxes	74,056	60,855	151,890	182,071

Net income	$131,890	$116,770	$277,464	$343,486

Net income per share — basic	$0.15	$0.13	$0.32	$0.35

Net income per share — diluted	$0.15	$0.12	$0.31	$0.34

Shares used to compute net income per share — basic	859,997	932,112	875,971	975,900

Shares used to compute net income per share — diluted	876,221	963,309	893,794	1,000,020

(1)	We adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108, in fiscal year ended March 2007, and our results for the three and nine months ended December 2006 include the adoption of SAB 108. See item 15, “Summary of Significant Accounting Policies” in our March 2007 10-K for a detailed explanation of the impact of our adoption of SAB 108.

(2)	During the December 2007 quarter we recorded a $1 million write-down on a research and development facility classified as held for sale.

(3)	During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Data Center Management segment did not meet the long term strategic objectives of the segment, and we recorded a write-down of $87 million to value these assets and liabilities at the respective estimated fair value. We adjusted this amount to $93 million in the December 2007 quarter. On January 10, 2008 we signed an agreement to sell these assets.

SYMANTEC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	December 31,
	2007	2006(1)
	(Unaudited)
	(In thousands)

OPERATING ACTIVITIES:
Net income	$277,464	$343,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	191,170	191,115
Amortization	427,234	418,361
Stock-based compensation expense	121,151	118,746
Impairment of equity investments	—	2,841
Write-down of assets (2)	93,888	—
Fixed assets and intangibles write-off	—	1,214
Deferred income taxes	(178,647)	(79,067)
Income tax benefit from stock options	27,730	25,641
Excess income tax benefit from stock options	(18,307)	(19,588)
(Gain) loss on sale of property and equipment	3,253	(16,716)
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	(165,392)	(47,455)
Inventories	9,224	8,342
Accounts payable	(13,249)	25,073
Accrued compensation and benefits	83,794	12,078
Deferred revenue	9,466	221,528
Income taxes payable	215,462	(87,224)
Other operating assets and liabilities	60,042	(19,124)

Net cash provided by operating activities	1,144,283	1,099,251
INVESTING ACTIVITIES:
Capital expenditures	(209,129)	(349,595)
Proceeds from sale of property and equipment	—	86,904
Purchase of intangible assets	—	(13,300)
Cash payments for business acquisitions, net of cash and cash equivalents acquired	(1,150,683)	(25,015)
Purchases of available-for-sale securities	(825,104)	(129,566)
Proceeds from sales of available-for-sale securities	830,903	295,458

Net cash (used in) provided by investing activities	(1,354,013)	(135,114)
FINANCING ACTIVITIES:
Sale of common stock warrants	—	326,102
Repurchase of common stock	(1,299,976)	(2,251,314)
Net proceeds from sales of common stock under employee stock benefit plans	164,162	169,256
Proceeds from debt issuance	—	2,067,762
Purchase of bond hedge	—	(592,490)
Proceeds from short-term borrowing	200,000	—
Income tax benefit reclassed from operations	18,307	19,588
Repayment of long term liability	(9,913)	(520,000)
Restricted stock issuance	(3,742)	—

Net cash used in financing activities	(931,162)	(781,096)
Effect of exchange rate fluctuations on cash and cash equivalents	66,347	93,340

Net (decrease) increase in cash and cash equivalents	(1,074,545)	276,381
Beginning cash and cash equivalents	2,559,034	2,315,622

Ending cash and cash equivalents	$1,484,489	$2,592,003

(1)	We adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108, in fiscal year ended March 2007, and our results for the three and nine months ended December 2006 include the adoption of SAB 108. See item 15, “Summary of Significant Accounting Policies” in our March 2007 10-K for a detailed explanation of the impact of our adoption of SAB 108.

(2)	During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Data Center Management segment did not meet the long term strategic objectives of the segment, and we recorded a write-down of $87 million to value these assets and liabilities at the respective estimated fair value. We adjusted this amount to $93 million in the December 2007 quarter. On January 10, 2008 we signed an agreement to sell these assets. During the December 2007 quarter, we also recorded a $1 million write-down on a facility classified as held for sale.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue, Net Income and Net Income Per Share to
Non-GAAP Revenue, Non-GAAP Net Income and Non-GAAP Net Income Per Share
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006(10)	2007	2006(10)
NET REVENUES:
GAAP net revenues	$1,515,251	$1,315,873	$4,334,678	$3,842,149
Deferred revenue related to acquisitions (1)	13,775	10,468	54,524	45,733

Non-GAAP net revenues	$1,529,026	$1,326,341	$4,389,202	$3,887,882

NET INCOME :
GAAP net income:	$131,890	$116,770	$277,464	$343,486
Deferred revenue related to acquisitions (1)	13,775	10,468	54,524	45,733
Amortization of acquired product rights (2)	84,502	84,512	262,925	257,462
Executive incentive bonuses (3)	424	897	3,540	3,954
Stock-based compensation (4)	39,420	36,117	121,153	118,787
Restructuring (5)	23,305	—	51,883	19,478
Integration (6)	—	—	441	—
Amortization of other intangible assets (2)	54,996	50,476	168,847	151,571
Write-down of assets (7)	7,342	—	93,888	—
Income tax effect on above items (8)	(60,629)	(48,434)	(214,306)	(157,993)
Gain on sale of assets (9)	(3,277)	—	(3,277)	(16,768)

Non-GAAP net income	$291,748	$250,806	$817,082	$765,710

NET INCOME PER SHARE — DILUTED:
GAAP net income per share	$0.15	$0.12	$0.31	$0.34
Stock-based compensation adjustment per share, net of tax (4)	0.04	0.03	0.11	0.09
Other non-GAAP adjustments per share, net of tax (1-3, 5-9)	0.14	0.11	0.49	0.34

Non-GAAP net income per share	$0.33	$0.26	$0.91	$0.77

SHARES USED TO COMPUTE NET INCOME PER SHARE — DILUTED:
Shares used to compute GAAP and non-GAAP net income per share	876,221	963,309	893,794	1,000,020

The non-GAAP financial measures included in the tables above are non-GAAP net revenues, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: business combination accounting entries, expenses related to acquisitions, stock-based compensation expense, restructuring charges and charges related to the amortization of intangible assets, write-downs of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

(1)	Fair value adjustment to deferred revenue. We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management as well as to investors.

(2)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate this amortization charge from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(3)	Executive incentive bonuses. We have excluded bonuses related to acquisitions and executive sign-on bonuses for newly hired executives. We expect the benefit from these hires and retentions to extend over an indeterminate future period, but under GAAP we are required to expense the entire cost of the bonus in the period paid. We exclude these amounts to provide better comparability of the periods that include and do not include these charges. We believe that investors benefit from an understanding of our operating results for the periods presented without giving effect to these charges.

(4)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards Number 123(R), or SFAS 123(R). When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS 123(R) to our results of operations. For the three months and nine months ended December 31, 2007 and December 31, 2006, stock-based compensation was allocated as follows:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Cost of revenues	$3,879	$3,819	$12,774	$12,984
Sales and marketing	14,013	12,520	42,433	43,771
Research and development	14,431	13,803	43,439	44,847
General and administrative	7,097	5,975	22,507	17,185

Total stock-based compensation	$39,420	$36,117	$121,153	$118,787

(5)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(6)	Integration. These charges consist of expenses incurred for consulting services and other professional fees associated with integration activities of acquisitions. Because these expenses are non-recurring and unique to specific acquisitions, we believe they are not indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(7)	Write-down of assets. During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Data Center Management segment did not meet the long term strategic objectives of the segment and we recorded a write-down of $87 million to value these assets and liabilities at the respective estimated fair value. We adjusted this amount to $93 million in the December 2007 quarter. On January 10, 2008 we signed an agreement to sell these assets. During the December 2007 quarter, we also recorded a $1 million write-down on a facility classified as held for sale.

(8)	Income tax effect on above items. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

(9)	Gain on sale of assets. We exclude these gains because each is a unique one-time occurrence that is not closely related to, or a function of, our ongoing operations.

(10)	We adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108, in fiscal year ended March 2007, and our results for the three and nine months ended December 2006 include the adoption of SAB 108. See item 15, “Summary of Significant Accounting Policies” in our March 2007 10-K for a detailed explanation of the impact of our adoption of SAB 108.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue Components to Non-GAAP Revenue Components
(Unaudited)
(In thousands)

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006(1)
		Non-GAAP			Non-GAAP
	GAAP	Adjustments(2)	Non-GAAP	GAAP	Adjustments(2)	Non-GAAP

Net Revenues	$1,515,251	$13,775	$1,529,026	$1,315,873	$10,468	$1,326,341

Revenue By Segment:(3)
Security and Data Management	$446,839	$1,364	$448,203	$411,140	$1,558	$412,698
Data Center Management	440,416	3,139	443,555	390,934	8,910	399,844
Consumer	440,206	—	440,206	406,145	—	406,145
Altiris (4)	91,106	9,272	100,378	39,151	—	39,151
Services	96,189	—	96,189	68,517	—	68,517
Other(5)	$495	$—	$495	$(14)	$—	$(14)

Revenue by Geography:
Americas (6)	$779,817	$9,258	$789,075	$720,492	$6,831	$727,323
EMEA	524,981	3,879	528,860	417,931	2,988	420,919
Asia Pacific/Japan	$210,453	$638	$211,091	$177,450	$649	$178,099

Total U.S. Revenue	$708,186	$9,080	$717,266	$650,721	$6,467	$657,188
Total International Revenue	$807,065	$4,695	$811,760	$665,152	$4,001	$669,153
We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	We adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108, in fiscal year ended March 2007, and our results for the three and nine months ended December 2006 include the adoption of SAB 108. See item 15, “Summary of Significant Accounting Policies” in our March 2007 10-K for a detailed explanation of the impact of our adoption of SAB 108.

(2)	We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, these acquired businesses had recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management as well as to investors.

(3)	Following our ERP system implementation in the December 2006 quarter, we completed an analysis of the allocation of maintenance revenues across our enterprise segments. Accordingly, we have recast maintenance revenues for these segments for each quarter of fiscal 2007. This recast primarily affected our Data Center Management and Security and Data Management segments. In addition, during the June 2007 quarter, we added a new business segment called Altiris consisting of the Altiris products and our Ghost, pcAnywhere, and LiveState Delivery products, which moved from the Security and Data Management segment. We also moved our Managed Security Services and DeepSight products to the Services segment from the Security and Data Management segment. During the September 2007 quarter, we recast certain amounts from the Services segment to the Security and Data Management segment.

(4)	Altiris was acquired on April 6, 2007. As a result, the December 2007 quarter includes the Altiris products combined with the Ghost, pcAnywhere, and LiveState Delivery products, and the December 2006 quarter excludes the Altiris products.

(5)	Other includes divested product lines and/or product lines nearing the end of their life cycle. See item 15, Footnote 15 in our March 2007 10-K.

(6)	The Americas includes the United States, Latin America, and Canada.

SYMANTEC CORPORATION
Reconciliation of GAAP Deferred Revenue to Non-GAAP Deferred Revenue
(Unaudited)
(In thousands)

As of:
December 31, 2007
Deferred revenue reconciliation
GAAP deferred revenue	$2,877,173
Add back:
Deferred revenue related to acquisitions (1)	19,856

Non-GAAP deferred revenue	$2,897,029

We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP deferred revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, these acquired businesses had recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this deferred revenue provides useful information to our management as well as to investors.

SYMANTEC CORPORATION
Guidance — Reconciliation of Projected GAAP Revenue and Earnings per Share
to Non-GAAP Revenue and Earnings per Share
(Unaudited)

	Three Months Ended:	Twelve Months Ended:
	March 31, 2008	March 31, 2008
Revenue reconciliation (in millions)
GAAP revenue range	$1,500 - $1,540	$5,835 - $5,875
Add back:
Deferred revenue related to acquisitions (1)	10	65

Non-GAAP revenue range	$1,510 - $1,550	$5,900 - $5,940

Earnings per share reconciliation
GAAP earnings per share range	$0.16 - $0.18	$0.46 - $0.48
Add back:
Stock-based compensation, net of tax (2)	0.04	0.15
Deferred revenue related to acquisitions, amortization of acquired product rights and other intangible assets, and restructuring net of tax(1,3,4)	0.13	0.63

Non-GAAP earnings per share range	$0.33 - $0.35	$1.24 - $1.26

As of:
March 31, 2008
Deferred revenue reconciliation (in millions)
GAAP deferred revenue	$2,940 - $3,040
Add back:
Deferred revenue related to acquisitions (1)	10

Non-GAAP deferred revenue	$2,950 - $3,050

We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s operating performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results both as a consolidated entity and at the business unit level, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers. These measures are used by our management for the reasons associated with each of the adjusting items as described below.

(1)	Fair value adjustment to deferred revenue. We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue and deferred revenue provides useful information to our management as well as to investors.

(2)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards Number 123(R), or SFAS 123(R). When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation, and accordingly, is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS 123(R) to our results of operations.

(3)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate this amortization charge from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.